SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

 FORM 8-K

 CURRENT REPORT

 PURSUANT TO SECTION 13 OR 15 (d) OF THE

SECURITIES EXCHANGE ACT OF 1934

 Date of Report (Date of Earliest Event Reported): May 23, 2003

Andersen Group, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-1460 (Commission File Number)	06-0659863 (IRS Employer Identification No.)

405 Park Avenue, Suite 1202 New York, NY	10022
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (212) 826-8942

Item 5. Other Events.

As of May 23, 2003, Andersen Group, Inc. (the "Company") and Asinio Commercial Limited ("Asinio") terminated agreements which they had entered into in April 2002, as amended in August and September 2002, under which the Company would have acquired 100% of the outstanding stock of ZAO ComCor-TV ("CCTV") that was to have been acquired by Asinio from Moscow Telecommunications Corporation ("COMCOR") in exchange for 4,000,000 shares of Company's common stock.

Concurrent with the termination of the Asinio agreements, the Company entered into agreements with COMCOR pursuant to which the Company will issue 4,220,879 shares of its common stock to COMCOR in exchange for the equity of CCTV held by COMCOR, including the equity of CCTV to be acquired by COMCOR in exchange for the extinguishment of an estimated $1,380,500 owed to COMCOR from CCTV. Consummation of this transaction is subject to among other things, (i) the approval of the Company's stockholders, and (ii) the Company's acquisition of substantially all of the shares of Moscow Broadband Communication Ltd. ("MBC") common stock that it does not currently own.

Reference is hereby made to the Company's press release dated May 28, 2003, which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

In connection with the agreements, the Company committed to making (i) a $3.5 million investment into CCTV within 20 days, (ii) a $1.0 million investment in CCTV within 20 days of the closing of the acquisition of the CCTV shares, and (iii) a $1.5 million investment into CCTV at the earlier of 20 business days following the closing of a rights offering, or August 31, 2004.  The agreements also provide for an additional  $5,829,000 of capital contributions to CCTV from the Company before March 31, 2005. If such contributions are not made, then the Company will be obligated to issue up to 477,994 additional shares of its common stock to COMCOR.

Pursuant to the agreements, effective April 1, 2003,  COMCOR agreed to eliminate the fee it charged CCTV for transportation network services that had been charged at the rate of 10% of CCTV's television service revenue. COMCOR also agreed to limit CCTV's payment obligations for the lease of secondary node switching stations to the lesser of (i) $350 per secondary node per month and (ii) 20% of CCTV's television service revenues, calculated on a cumulative basis beginning January 1,  2003. At May 20, 2003, CCTV was utilizing 234 of COMCOR's secondary nodes.  CCTV has plans to reduce the use of up to 63 of these nodes within the next six months, and lease an additional approximately 68 nodes from COMCOR in connection with the build out of its access network in the Central Administrative District of Moscow.

The Company presently owns 25% of MBC, which has a 50% voting interest in CCTV and, along with COMCOR, has been a primary shareholder of CCTV since April 2000.  In order to acquire 100% of the outstanding stock of CCTV, concurrent with the closing of the proposed acquisition of COMCOR's equity interest in CCTV, the Company intends to acquire the 75% of MBC's equity that it does not currently own in exchange for 2,250,000 shares of the Company's common stock. To partially satisfy its additional funding requirements discussed above, after the closing of the acquisition, the Company intends to contribute approximately $1,257,000 to CCTV comprised of (i) MBC's loans and advances to CCTV, (ii) 4,402 shares of the stock of the Institute for Automated Systems and (iii) the extinguishment of a $138,144 liability of CCTV through the issuance of approximately 33,427 shares of the Company's common stock to a third party. Such contribution would reduce the number of shares of the Company's common stock that the Company would be obligated to issue to COMCOR, in the absence of any other  qualifying contributions made by the Company to CCTV, from 477,994 to 374,941.

In connection with the Closing, the Company will enter into a Registration Rights Agreement with COMCOR pursuant to which the Company agrees to use its best efforts to effect one firm commitment underwritten registration under the Securities Act of 1933, as amended (the "Securities Act"), of all or part of the shares of the Company's common stock to be held by COMCOR and any other holder of registration rights (the "Holders") on or before the first anniversary of the Registration Rights Agreement. If at any time after the first anniversary and before the fifth anniversary of the Registration Rights Agreement, the Company receives a written request from any Holder that the Company effect a registration under the Securities Act (a "Requested Registration") of all or any part of the Holders' shares of the Company's common stock, the Company shall use its best efforts to effect the registration under the Securities Act of the offering and sale of such shares of the Company's common stock within 90 days after receipt of the request. In addition to other limitations on Requested Registrations, the Company shall only be obligated to effect one Requested Registration in any six month period.  If the Company, at any time after the first anniversary through the fifth anniversary of the Registration Rights Agreement undertakes to effect a registration, other than a Requested Registration, and any Holder requests inclusion of its shares of the Company's common stock in such registration, subject to certain cutbacks, the Company shall use its best efforts to include such Holder's shares as requested.

In connection with the Closing, the Company will also enter into a Voting Agreement with COMCOR and certain shareholders of the Company (the "Shareholders") pursuant to which the Shareholders and COMCOR agree to vote all of the shares of the Company's common stock at any meeting of the Company's shareholders in accordance with the provisions of the Voting Agreement. Among other things, the Shareholders and COMCOR agree that, provided COMCOR at all times maintains a certain percentage of shares, the number of COMCOR director designees shall be no less than three.  The Voting Agreement will terminate upon the earlier of mutual agreement of the Shareholders and COMCOR, or such time as the percentage of the COMCOR's ownership interest in the Company, as calculated in the Voting Agreement, falls below five percent.

Item 7.                        Financial Statements, Pro Forma Financial Information and Exhibits

 (a)                Exhibits

99.1     Press Release issued by Andersen Group, Inc. dated May 28, 2003.

99.2     Termination Agreement between Andersen Group, Inc. and Asinio Commercial Limited dated May 23, 2003.

99.3    Stock Subscription Agreement Between Andersen Group, Inc. and Moskovskaya
    TelecommunikatsionnayaCorporatsiya dated May 23, 2003.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

 Andersen Group, Inc.
(Registrant)

Date:    May 28, 2002
/s/ Andrew M. O'Shea
Name:  Andrew M. O'Shea
Title:     Chief Financial Officer